Exhibit 99.1
Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS STRONG FULL YEAR AND FOURTH QUARTER RESULTS

Fiscal 2022 Sales Increase 17%, or $38.7 Million, to a Record $262.8 Million, Fourth Quarter Sales Increase 14% to $78.8 Million

Full Year All Access Pass Subscription and Subscription Services Sales Grow 28% to $144.5 Million, and Grow 26%  in the Fourth Quarter, Education Division Revenues Grow 26% for Fiscal 2022 and 17% for the Fourth Quarter

Sum of Billed and Unbilled Deferred Subscription Revenue Increases 20% to $153.4 Million Compared with August 31, 2021

Full Year and Fourth Quarter Operating Income and Adjusted EBITDA Exceed Expectations, with Fiscal 2022 Operating Income Increasing 192%  to $23.7 Million and Full Year Adjusted EBITDA Increasing 51% to $42.2 Million

Liquidity Remains Strong, Cash Flows from Operating Activities Increase 13%  to $52.3 Million, Available Liquidity Exceeds  $75 Million at August 31, 2022

Company Provides Earnings Guidance for Fiscal 2023

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC),  a global performance improvement company that creates, and on a subscription basis,  distributes world-class content, training, processes, and tools that organizations and individuals use to achieve systemic changes in human behavior to transform their results, today announced financial results for its fourth quarter and fiscal 2022 year, which ended on August 31, 2022.

Introduction

The Company’s strong full year and fourth quarter performance were highlighted by the following key metrics:

▪

The Company’s consolidated sales for the year ended August 31, 2022 increased 17%, or $38.7 million, to $262.8 million compared with $224.2 million in fiscal 2021, and consolidated sales for the fourth quarter increased 14%, or $9.9 million, to $78.8 million compared with $68.9 million in fiscal 2021.  The Company’s sales for both the full year and fourth quarter increased primarily due to strong subscription and subscription services sales, including the following:

o

All Access Pass subscription and subscription services sales grew 28% to $144.5 million for the year compared with $112.5 million in fiscal 2021, and grew 26% to $40.3 million in the fourth quarter compared with $32.0 million in the fourth quarter of fiscal 2021.

o

Education Division revenues grew 26% for the fiscal year and grew 17%  in the fourth quarter on the strength of a record 739 new Leader in Me schools as well as increased consulting, coaching, and training days delivered for both the year and the fourth quarter, a significant increase in the amount of previously deferred subscription revenue related to Leader in Me subscriptions recognized, and increased training and classroom material sales.
o

Total Company  deferred revenue at August 31, 2022 topped $100 million for the first time and totaled $102.4 million.  The sum of billed subscription and unbilled deferred subscription revenue at August 31, 2022 grew 20% to $153.4 million, compared with August 31, 2021.  Approximately 46% of the Company’s All Access Pass subscriptions are now multi-year contracts, representing 61% of total All Access Pass subscription contract value.

The Company was very pleased with its overall sales growth for the year and during the quarter despite some international headwinds, including $2.6 million of unfavorable impact from foreign exchange rates for the year and $1.4 million in the fourth quarter, and a 27% decrease in China office sales during the year and a 28% decrease in the fourth quarter, primarily due to ongoing pandemic mitigation measures.  On a constant currency basis, the Company’s consolidated sales for fiscal 2022 grew 18% over the prior year to $265.5 million, and grew 16%  in the fourth quarter to $80.3 million.

▪

On the strength of increased sales and continued strong gross margins,  gross profit for fiscal 2022 increased 17%, or $29.0 million, to $201.9 million, and fourth quarter gross profit increased 11%  to $59.1 million compared with $53.3 million in 2021.

▪

Operating income increased 192%, or $15.6 million, to $23.7 million for fiscal 2022, and increased 101%, or $4.4 million, to $8.7 million in the fourth quarter compared with $4.3 million in fourth quarter of fiscal 2021.

▪

Adjusted EBITDA for fiscal 2022 increased 51%, or $14.2 million, to $42.2 million compared with $28.0 million in fiscal 2021, and Adjusted EBITDA for the fourth quarter of fiscal 2022 increased 26%  to $13.3 million compared with $10.6 million in the prior year.

▪	Cash flows provided by operating activities for the fiscal year ended August 31, 2022 increased 13% to $52.3 million compared with $46.2 million in fiscal 2021.
▪	With $60.5 million of cash and $15 million available on its revolving line of credit, the Company’s liquidity totaled more than $75 million at August 31, 2022.

Paul Walker,  President and Chief Executive Officer, commented, “We are very pleased with our outstanding fiscal 2022 results and our stronger-than-expected fourth quarter performance,  which were driven by sustained revenue growth, continued strong gross margins, and operational efficiency.  Our strong fourth quarter results, combined with the very positive results for the first three quarters of fiscal 2022 resulted in our outstanding full-year results, which included a 17% increase in sales, a 76.8% gross margin, a  192% increase in operating income to $23.7 million, and a  51% increase in Adjusted EBITDA to $42.2 million.  Our cash flows from operating activities increased 13% to $52.3 million and we ended the year with more than $75 million in liquidity, including $60.5 million in cash and with our full $15 million revolving credit facility available.”

Walker continued, “Our strong results in fiscal 2022 have been driven by five key factors.  First, the global markets we have chosen to serve are large and growing.  These market conditions provide us with significant opportunities for growth and to increase our share of these markets.  Second, our focus is on the most important and durable segments within these markets.  The opportunities and challenges we help our clients address are very longstanding and provide us with the opportunity to partner with them in both favorable and more challenging and volatile times.  Third, our subscription model is a powerful engine that drives growth, recurring revenue, improved predictability of future revenues, and a high flow through of revenue to profitability and cash flow.  Fourth, we have compelling opportunities for growth.  The combination of the large and growing markets we serve, the importance of the challenges we help our clients address, and the strength of our subscription business model create a number of exciting global growth opportunities.  And fifth, our strong cash flow has, and can be invested to create additional value for shareholders.  We believe these factors have built considerable momentum in our business during fiscal 2022 and have created a foundation for increased revenues, Adjusted EBITDA, and cash flows in fiscal 2023 and in future years.”

Fourth Quarter Financial Overview

The following is a summary of financial results for the fourth quarter of fiscal 2022:

▪

Net Sales:  Consolidated sales for the quarter ended August 31, 2022 increased 14%  to $78.8 million, compared with $68.9 million in the fourth quarter of fiscal 2021.  Excluding the unfavorable impact of foreign exchange rates during the fourth quarter, the Company’s sales increased 16% to $80.3 million.  The Company continues to be pleased with the performance of the All Access Pass and Leader in Me subscription-based services, which have driven strong growth in fiscal 2022 and significant momentum to begin fiscal 2023.  For the fourth quarter of fiscal 2022,  Enterprise Division sales grew 13%, or $6.1 million, to $52.2 million compared with $46.0 million in fiscal 2021, despite unfavorable foreign exchange rates and a 28% decrease in sales through the Company’s office in China, primarily from COVID-related restrictions.   AAP subscription and subscription services sales increased 26% to $40.3 million, and annual revenue retention remained strong at well above  90%.  International licensee revenues continue to improve and increased 46% compared with the prior year, despite the resurgence of COVID-19 and new lockdowns, especially in Asia and certain other countries,  and the impact in certain countries in Eastern Europe of the war in Ukraine.  Education Division sales grew 17%, or $3.6 million, to $24.7 million compared with $21.0 million in fiscal 2021.  Education Division sales grew on the strength of 739 new Leader in Me schools in fiscal 2022, increased consulting, coaching, and training days delivered during the quarter, increases in the amount of previously deferred  Leader in Me subscriptions revenue recognized, and increased training and classroom material sales.  Total deferred revenue, including deferred subscription revenue from the Company’s All Access Pass and Leader in Me membership,  on the Company’s balance sheet increased to $102.4 million at August 31, 2022.  Subscription sales are initially deferred and recorded on the Company’s balance sheet, and provide a solid base for growth in future periods.

▪

Deferred Subscription Revenue and Unbilled Deferred Revenue:  At August 31, 2022, the Company had $153.4 million of billed and unbilled deferred subscription revenue, a 20%, or $26.0 million increase over the balance at August 31, 2021.  This total includes $88.1 million of deferred subscription revenue which was on its balance sheet, a 14%, or  $11.0 million increase compared with deferred subscription revenue at the end of fiscal 2021.  At August 31, 2022, the Company also had $65.4 million of unbilled deferred subscription revenue,  a  30%, or  $15.0 million increase compared with $50.4 million of unbilled deferred revenue at August 31, 2021.  Unbilled deferred subscription revenue represents business (typically multi-year contracts) that is contracted but unbilled, and excluded from the Company’s balance sheet.

▪

Gross profit:    Gross profit increased to $59.1 million in the fourth quarter compared with $53.3 million in fiscal 2021.  The Company’s gross margin for the quarter ended August 31, 2022 remained strong and was  75.0 percent of sales compared with 77.3 percent in the prior year, even after a significant increase in subscription service sales.

▪

Operating Expenses:  The Company’s operating expenses for the quarter ended August 31, 2022 increased $1.4 million compared with the fourth quarter of the prior year, which was due to a $1.9 million increase in selling, general, and administrative (SG&A) expenses.  Despite the increase in SG&A expenses, as a percent of sales, SG&A expenses decreased to 60.9% in fiscal 2022 compared with 67.0%  in the fourth quarter of fiscal 2021.  The Company’s SG&A expenses increased primarily due to increased associate costs resulting from new personnel and increased salaries; increased commissions on higher sales; and increased travel expense.

▪

Operating Income:  As a result of increased sales and strong gross margins, the Company’s income from operations for the fourth quarter of fiscal 2022 improved 101%, or $4.4 million, to $8.7 million compared with $4.3 million in the fourth quarter of the prior year.

▪	Pre-Tax Income: The Company’s pre-tax income for the fourth quarter increased 114%, or $4.4 million, to $8.3 million, compared with $3.9 million in the same quarter of fiscal 2021.
•

Income Taxes:  The Company’s income tax provision for the quarter ended August 31, 2022 was $2.7 million compared with $2.1 million in the prior year.  The Company’s effective income tax rate decreased to 32.6% compared with 53.2% in the fourth quarter of fiscal 2021 primarily due to increased pre-tax income compared with fiscal 2021, as more pre-tax income lessens the impact of permanent differences on the Company’s effective tax rate.

▪

Net Income:    As a result of the factors described above, the Company’s fourth quarter net income increased 209%, or $3.8 million, to $5.6 million, or $0.39 per diluted share, compared with $1.8 million, or $0.13 per diluted share, in fiscal 2021.

▪

Adjusted EBITDA:  Adjusted EBITDA for the quarter ended August 31, 2022 improved 26%, or $2.8 million, to  $13.3  million compared with $10.6 million in the fourth quarter of fiscal 2021, reflecting increased sales and continued strong gross margins.

▪

Cash Flows, Liquidity, and Financial Position Remain Strong:  The Company’s balance sheet and liquidity position remained strong with $60.5 million of cash at August 31, 2022,  and no borrowings on its $15.0 million line of credit, compared with $47.4 million of cash with no borrowings on its line of credit at August 31, 2021.  Cash flows from operating activities for fiscal 2022 were strong and increased 13%  to $52.3 million, compared with $46.2 million in fiscal 2021.

Full Year Fiscal 2022 Financial Results

Consolidated revenue for fiscal 2022 increased 17%, or $38.7 million, to  $262.8 million compared with $224.2 million in fiscal 2021.  Increased sales during fiscal 2022 were primarily due to continued strong sales of subscription and subscription-related services, including the All Access Pass in the Enterprise Division and the Leader in Me membership in the Education Division.    On a constant currency basis, the Company’s consolidated sales increased 18% to $265.5 million.  Enterprise Division sales increased 15% during fiscal 2022 to $194.4 million compared with  $168.6 million in the prior year.    AAP subscription and subscription services sales increased 28% to $144.5 million, and annual revenue retention remained strong at well above 90%.  For the fiscal year ended August 31, 2022, sales increased in each of the Company’s foreign direct offices, except China, and improved 4% for the combined offices compared with fiscal 2021.  International licensee revenues continue to improve and increased 17% compared with the prior year.   Education Division sales grew 26%, or $13.0 million, to $61.9 million compared with $48.9 million during fiscal 2021.    Education Division sales grew primarily on the strength of 739 new Leader in Me schools in fiscal 2022, increased consulting, coaching, and training days delivered during the year, increases in the amount of previously deferred Leader in Me subscriptions revenue recognized, and increased training and classroom material sales.  Gross profit for fiscal 2022 increased 17%, or $29.0 million, to  $201.9 million compared with $172.9 million in the prior year.  Gross margin during fiscal 2022 remained strong at  76.8% of sales compared with 77.1% in fiscal 2021.

Operating expenses for fiscal 2022 increased $13.4 million compared with the prior year due to a $14.5 million increase in SG&A expenses.  Despite the increase in SG&A expenses during fiscal 2022, as a percent of sales, SG&A expenses declined to 63.9% in fiscal 2022 compared with 68.5% in fiscal 2021.    Increased SG&A expense was primarily due to increased associate costs resulting from new personnel,  increased salaries, and the acquisition of Strive in the third quarter of fiscal 2021; increased commissions on higher sales; increased travel expense; and increased marketing and development expenses.  The Company’s income from operations for fiscal 2022 improved significantly to $23.7 million compared with $8.1 million in the prior year.  Adjusted EBITDA for fiscal 2022 increased 51%, or $14.2 million, to  $42.2 million, compared with $28.0 million in fiscal 2021.  Excluding the impact of foreign exchange, the Company’s full-year Adjusted EBITDA increased 56% to $43.6 million.  Pre-tax income also increased significantly to $22.1 million for fiscal 2022 compared with $6.1 million in fiscal 2021.  The Company’s effective income tax rate for fiscal 2022 was approximately 16% compared with an effective benefit rate of 124% in fiscal 2021.  The Company’s unusual income tax benefit in fiscal 2021 was primarily the result of a $10.5 million reduction in the valuation allowance against certain deferred tax assets, based on a return to a three-year cumulative pre-tax income measurement during the third quarter of fiscal 2021, and the outlook for continued strong financial performance.    The Company’s effective rate in fiscal 2022 benefitted from decreasing the valuation allowances against certain deferred tax assets during the year.  Despite the significant change in effective tax rates, the Company’s net income for fiscal 2022 increased 35%  to $18.4 million, or $1.27 per diluted share, compared with $13.6 million, or $0.96 per diluted share, for the fiscal year ended August 31, 2021.

Fiscal 2023 Outlook

Driven by the strength and strategic durability of its All Access Pass and Leader in Me membership subscriptions, which have driven accelerated growth over the past years, and continuing strong performance and momentum generated in fiscal 2022, the Company’s guidance is that Adjusted EBITDA for fiscal 2023 will increase to between $47 million and $49 million in constant currency, compared with the $42.2 million in Adjusted EBITDA achieved in fiscal 2022.    The Company expects to achieve this growth even after absorbing: 1) increased investments to add an estimated 40 new client partners in fiscal 2023, other personnel, and investments in the Company’s delivery portals and content; 2) the potential for ongoing disruptions in China and Japan resulting from the COVID-19 pandemic and economic conditions in these countries; and 3) potentially challenging macroeconomic conditions.  The Company’s current outlook is that its Adjusted EBITDA will then increase to approximately $57 million in fiscal 2024, and to approximately $67 million in fiscal 2025.  The Company remains confident in the strength of the All Access Pass and Leader in Me membership subscriptions, which have driven Franklin Covey’s growth across recent years and which are expected to drive continued growth in fiscal 2023 and subsequent years.

Earnings Conference Call

On Wednesday,  November 2, 2022, at 5:00 p.m. Eastern (3:00 p.m. Mountain) Franklin Covey will host a conference call to review its financial results for the fourth quarter and full fiscal year ended August 31, 2022.  Interested persons may participate by dialing 866-374-5140 (International participants may dial 404-400-0571), PIN:  12215530#.  Alternatively, a webcast will be accessible at the following Web site: https://edge.media-server.com/mmc/p/9vwpiwt6.    A replay of the webcast will remain accessible through November 16, 2022 on the Investor Relations area of the Company’s Web site.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability and other goals relating to the growth and operations of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the severity and duration of global business disruptions from the COVID-19 outbreak; the ability of the Company to operate effectively during and in the aftermath of the COVID-19 pandemic; impacts from global economic and supply chain disruptions; expectations regarding the economic recovery from the pandemic; renewals of subscription contracts; the impact of deferred revenues on future financial results; market acceptance of new products or services, including new AAP portal upgrades; inflation; the ability to achieve sustainable growth in future periods;  and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

This earnings release includes the concepts of adjusted earnings before interest, income taxes, depreciation, and amortization (Adjusted EBITDA) and “constant currency,” which are non-GAAP measures.  The Company defines Adjusted EBITDA as net income or loss excluding the impact of interest expense, income taxes, intangible asset amortization, depreciation, stock-based compensation expense, and certain other items such as adjustments to the fair value of expected contingent consideration liabilities arising from business acquisitions.  Constant currency is a non-GAAP financial measure that removes the impact of fluctuations in foreign currency exchange rates and is calculated by translating the current period’s financial results at the same average exchange rates in effect during the prior year and then comparing this amount to the prior year.  The Company references these non-GAAP financial measures in its decision making because they provide supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes they provide investors with greater transparency to evaluate operational activities and financial results.  Refer to the attached table for the reconciliation of the non-GAAP financial measure, Adjusted EBITDA, to consolidated net income, a related GAAP financial measure.

The Company is unable to provide a reconciliation of the above forward-looking estimate of non-GAAP Adjusted EBITDA to GAAP measures because certain information needed to make a reasonable forward-looking estimate is difficult to obtain and dependent on future events which may be uncertain, or out of the Company’s control, including the amount of AAP contracts invoiced, the number of AAP contracts that are renewed, necessary costs to deliver the Company’s offerings, such as unanticipated curriculum development costs, and other potential variables.  Accordingly, a reconciliation is not available without unreasonable effort.

About Franklin Covey Co.

Franklin Covey Co. (NYSE: FC) is a global leadership company with directly owned and licensee partner offices providing professional services in over 160 countries and territories.  The Company transforms organizations by partnering with its clients to build leaders, teams, and cultures that achieve breakthrough results through collective action, which leads to a more engaging work experience for their people.  Available through the Franklin Covey All Access Pass, the Company’s best-in-class content and solutions, experts, technology, and metrics seamlessly integrate to ensure lasting behavioral change at scale.  Solutions are available in multiple delivery modalities in more than 20 languages.

This approach to leadership and organizational change has been tested and refined by working with tens of thousands of teams and organizations over the past 30 years.  Clients have included organizations in the Fortune 100,  Fortune 500, and thousands of small- and mid-sized businesses, numerous governmental entities, and educational institutions.  To learn more, visit www.franklincovey.com, and enjoy exclusive content from Franklin Covey’s social media channels at: LinkedIn, Facebook, Twitter, Instagram, and YouTube.

Investor Contact: Franklin Covey Boyd Roberts 801-817-5127 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Income Statements
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2022	2021	2022	2021

Net sales	$78,806	$68,945	$262,841	$224,168
Cost of sales	19,739	15,677	60,929	51,266
Gross profit	59,067	53,268	201,912	172,902

Selling, general, and administrative	48,027	46,166	168,069	153,605
Depreciation	1,217	1,286	4,903	6,190
Amortization	1,160	1,503	5,266	5,006
Income from operations	8,663	4,313	23,674	8,101
Interest expense, net	(383)	(449)	(1,610)	(2,026)
Income before income taxes	8,280	3,864	22,064	6,075
Income tax benefit (provision)	(2,702)	(2,057)	(3,634)	7,548
Net income	$5,578	$1,807	$18,430	$13,623

Net income per common share:
Basic	$0.40	$0.13	$1.30	$0.97
Diluted	0.39	0.13	1.27	0.96

Weighted average common shares:
Basic	13,857	14,156	14,147	14,090
Diluted	14,425	14,175	14,555	14,143

Other data:
Adjusted EBITDA(1)	$13,347	$10,556	$42,197	$27,958

(1)

The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results.  For a reconciliation of this non-GAAP measure to a GAAP measure, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2022	2021	2022	2021
Reconciliation of net income to Adjusted EBITDA:
Net income	$5,578	$1,807	$18,430	$13,623
Adjustments:
Interest expense, net	383	449	1,610	2,026
Income tax provision (benefit)	2,702	2,057	3,634	(7,548)
Amortization	1,160	1,503	5,266	5,006
Depreciation	1,217	1,286	4,903	6,190
Stock-based compensation	2,299	3,490	8,286	8,617
Increase in the fair value of contingent
consideration liabilities	8	28	68	193
Business acquisition costs	-	-	-	300
Government COVID assistance	-	(64)	-	(299)
Gain from insurance settlement	-	-	-	(150)

Adjusted EBITDA	$13,347	$10,556	$42,197	$27,958

Adjusted EBITDA margin	16.9%	15.3%	16.1%	12.5%

FRANKLIN COVEY CO.
Additional Financial Information
(in thousands and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2022	2021	2022	2021
Sales by Division/Segment:
Enterprise Division:
Direct offices	$49,807	$44,422	$183,845	$159,608
International licensees	2,355	1,616	10,551	9,036
	52,162	46,038	194,396	168,644
Education Division	24,650	21,028	61,852	48,902
Corporate and other	1,994	1,879	6,593	6,622

Consolidated	$78,806	$68,945	$262,841	$224,168

Gross Profit by Division/Segment:
Enterprise Division:
Direct offices	$39,757	$36,215	$148,051	$129,416
International licensees	2,038	1,273	9,382	7,727
	41,795	37,488	157,433	137,143
Education Division	16,457	15,262	41,206	32,771
Corporate and other	815	518	3,273	2,988

Consolidated	$59,067	$53,268	$201,912	$172,902

Adjusted EBITDA by Division/Segment:
Enterprise Division:
Direct offices	$8,833	$6,211	$37,497	$27,948
International licensees	546	(11)	4,964	3,586
	9,379	6,200	42,461	31,534
Education Division	6,610	6,823	8,408	4,818
Corporate and other	(2,642)	(2,467)	(8,672)	(8,394)

Consolidated	$13,347	$10,556	$42,197	$27,958

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	August 31,	August 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$60,517	$47,417
Accounts receivable, less allowance for
doubtful accounts of $4,492 and $4,643	72,561	70,680
Inventories	3,527	2,496
Prepaid expenses and other current assets	19,278	16,115
Total current assets	155,883	136,708

Property and equipment, net	9,798	11,525
Intangible assets, net	44,833	50,097
Goodwill	31,220	31,220
Deferred income tax assets	4,686	4,951
Other long-term assets	12,735	15,153
	$259,155	$249,654

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of notes payable	$5,835	$5,835
Current portion of financing obligation	3,199	2,887
Accounts payable	10,864	6,948
Deferred subscription revenue	85,543	74,772
Other deferred revenue	14,150	11,117
Accrued liabilities	34,205	34,980
Total current liabilities	153,796	136,539

Notes payable, less current portion	7,268	12,975
Financing obligation, less current portion	7,962	11,161
Other liabilities	7,116	8,741
Deferred income tax liabilities	199	375
Total liabilities	176,341	169,791

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	220,246	214,888
Retained earnings	82,021	63,591
Accumulated other comprehensive income (loss)	(542)	709
Treasury stock at cost, 13,203 and 12,889 shares	(220,264)	(200,678)
Total shareholders' equity	82,814	79,863
	$259,155	$249,654